Exhibit 10.19

REV GROUP, INC. NON-EMPLOYEE DIRECTORS COMPENSATION

Compensation paid to outside directors only:

Quarterly payment in first month of each fiscal quarter

$80,000 annual retainer fee

$15,000 annual committee chair fee

$7,500 annual committee fee

Outside directors who are neither (i) employees of REV Group, Inc. (the “Company”), or an affiliate thereof, (ii) an employee of American Industrial Partners, or an affiliate thereof nor (iii) an employee or affiliate of any entity that owns 2% or more of the Company’s issued and outstanding share capital may also receive one or more grants of equity compensation from the Company in respect of his or her service on the Board of Directors of the Company. For fiscal year 2017, in connection with the Company’s initial public offering, each outside director shall receive an award of restricted stock units with a value of $30,000, which shall cliff-vest upon the first anniversary of grant (i.e., approximately January 26, 2018).